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                                       Exhibit 11
                             COMPUTATION OF PER SHARE EARNINGS
                                       (Unaudited)
                       (In  thousands  except  per  share  amounts)

                                                                              Three Months Ended
                                                                  -------------------------------------
                                                                  February 27, 1994    February 28, 1993
                                                                  -----------------    -----------------
Income before cumulative effect of accounting change                   $3,003                 $2,533

Cumulative effect of  change  in  accounting  for  income  taxes          795                      -
                                                                     ---------             ---------

Net income                                                             $3,798                 $2,533
                                                                     =========             =========
PRIMARY PER SHARE EARNINGS
- --------------------------
Average number of common shares outstanding                            16,114                 16,098

Add - common equivalent shares representing
  shares issuable upon exercise of stock
  options and stock grants                                                189                    115
                                                                     ---------             ---------
Average shares used to calculate primary per share earnings            16,303                 16,213
                                                                     =========             =========
Primary per share earnings before change in accounting for
  income taxes                                                          $0.18                  $0.16

Cumulative effect of  change  in accounting  for income  taxes           0.05*                     -
                                                                     ---------             ---------
Net primary per  share  earnings                                        $0.23                  $0.16
                                                                     =========             =========
FULLY DILUTED PER SHARE EARNINGS
- --------------------------------
Average number of common shares outstanding                            16,114                 16,098

Add - common equivalent shares representing  shares
   issuable upon exercise of stock options and
   stock grants                                                           274                    141
                                                                     ---------             ---------
Average shares used to calculate fully diluted per share earnings      16,388                 16,239
                                                                     =========             =========
Fully diluted per share earnings before change in accounting
   for income taxes                                                     $0.18                  $0.16

Cumulative effect of change in accounting  for income taxes              0.05*                     -
                                                                     ---------             ---------
Net fully diluted per share earnings                                    $0.23                  $0.16
                                                                     =========             =========

* The per share amounts pertaining to the cumulative effect of change in accounting for income taxes in 1994 were computed using the weighted average number of common shares outstanding for the first quarter.
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